                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]

FILED BY A PARTY OTHER THAN THE REGISTRANT [  ]

CHECK THE APPROPRIATE BOX:

     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Under Rule 14a-12


                                  ROBERDS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                  [ROBERDS LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             To Be Held May 1, 2000


                                                                  March 24, 2000



To the Shareholders of Roberds, Inc.:

         The annual meeting of the shareholders of Roberds, Inc. will be held at the Company's offices, 1000 East Central Avenue, Dayton, Ohio 45449 on May 1, 2000 at 11:00 a.m., Eastern Daylight Savings Time, for the following purposes:

          1. To elect four Directors, each to hold office for a two-year term and until their respective successors are elected and qualified.

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.


Holders of Common Shares of record at the close of business on March 10, 2000 will be entitled to vote at the meeting.


                                             By Order of the Board of Directors,

                                             /s/ Robert M. Wilson

                                             ROBERT M. WILSON, Secretary

                                TABLE OF CONTENTS




GENERAL INFORMATION...........................................................1


ELECTION OF DIRECTORS.........................................................2


BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES.................................3


EXECUTIVE COMPENSATION........................................................5


REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION................8


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................10


PERFORMANCE COMPARISON.......................................................12


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............13


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE......................14


INDEPENDENT AUDITORS.........................................................14


SHAREHOLDER PROPOSALS........................................................14


OTHER MATTERS................................................................15

                                  ROBERDS, INC.
                                  P.O. Box 8729
                             Dayton, Ohio 45401-8729



                                 PROXY STATEMENT


                                                                  March 24, 2000

                               GENERAL INFORMATION


         The Board of Directors of Roberds, Inc. ("Company" and "Roberds") is soliciting the Proxy enclosed with this Proxy Statement. If you properly execute and return the Proxy, the shares of the Company represented by the Proxy will be voted at the 2000 annual meeting of shareholders as directed on the Proxy, or if no direction is given on the Proxy, the shares will be voted for the election of the nominees listed in this Proxy Statement. A shareholder may revoke a Proxy by giving notice to the Company at the meeting or, in writing, at any time before its exercise. A revocation will not affect any vote taken prior to the revocation. The presence of a shareholder at the annual meeting does not by itself revoke a Proxy. The approximate date on which the Proxy Statement and Proxy will first be sent to shareholders is March 24, 2000.

         The Company will bear the cost of solicitation of proxies in the enclosed form. The Company has also made arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in so doing. Officers, employees and agents of the Company also may request the return of proxies in person or by telephone, facsimile transmission, telegram or other electronic communication.

         The holders of record of the Company's Common Shares at the close of business on March 10, 2000 ("Record Date") will be entitled to vote at the meeting. At the Record Date, there were 6,240,958 Common Shares outstanding and entitled to vote at the meeting. Each share is entitled to one vote. The Company's Amended and Restated Articles of Incorporation prohibit cumulative voting for Directors. The presence, in person or by proxy, of persons entitled to vote a majority of the Common Shares outstanding at the Record Date constitutes a quorum for the conduct of all business to be considered at the annual meeting. The inspectors of election intend to treat properly executed proxies marked "vote withheld" as "present" for these purposes. The inspectors also will treat as "present" shares held in "street name" by brokers that are voted on at least one proposal to come before the annual meeting. Nominees for election as Directors receiving the greatest number of votes will be elected as Directors. Votes that are withheld or broker non-votes in respect of the election of Directors will not be counted in determining the outcome of the election. All other questions and matters brought before the annual meeting will be, unless otherwise provided by law or by the Articles of Incorporation of the Company, decided by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. In voting for any proposals, other than the election of directors, votes may be cast in favor, against, or abstained. Abstentions will count as present for purposes of the items on which the abstention is noted and will have the effect of a vote against. The inspectors of election will not count broker non-votes as present for purposes of determining whether a proposal has been approved, and broker non-votes will have no effect on the outcome of any such proposal.

                              ELECTION OF DIRECTORS


         The Company's Amended and Restated Code of Regulations ("Regulations") classifies the members of the Board of Directors into two groups, with terms expiring in alternate years. All of the Directors, including the current nominees, are identified in the table below. The terms of the current nominees, Messrs. Kirby, Smith, Williamson and Wright, expire at the annual meeting to be held on May 1, 2000. All nominees are currently members of the Board of Directors. The Regulations fix the number of Directors at seven but authorize the Board of Directors to increase or decrease the number of Directors by not more than two. The number of Directors is currently set at seven. The Regulations authorize the Board of Directors to fill any vacancies by the affirmative vote of a majority of the Directors then in office.

         The Board of Directors of the Company has nominated the persons listed below for election as Directors to hold office for two years and until the election and qualification of their successors. If any nominee declines or is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying Proxy intend to vote for the balance of those nominees named, and, if they deem it advisable, for a substitute nominee.

         The following table sets forth information with respect to each of the nominees and, in addition, the Directors whose terms expire at the 2001 Annual Meeting of Shareholders:


NAME                                        AGE               POSITION
----                                        ---               --------

                      NOMINEES FOR TERMS TO EXPIRE IN 2002

Jerry L. Kirby                              65                Director

Howard W. Smith                             57                Director

Gilbert P. Williamson                       63                Director

Donald C. Wright                            63                Chairman of the Board and Director

                      DIRECTORS WHOSE TERMS EXPIRE IN 2001

Melvin H. Baskin                            56                Chief Executive Officer and Director

Robert M. Wilson                            47                President, Chief Administrative Officer, General
                                                              Counsel, Secretary and Director

Dr. James F. Robeson                        63                Vice Chairman of the Board and Director

          During the past fiscal year, the Board of Directors of the Company met on seven occasions. The Company's audit committee, which currently consists of James F. Robeson, Chair, Jerry L. Kirby, and Gilbert P. Williamson, met two times during the last fiscal year. The audit committee reviews, acts and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Company's compensation committee, which currently consists of Jerry L. Kirby, Chair, and Gilbert P. Williamson, met, or took unanimous written action in lieu of a meeting, eleven times during the last fiscal year. The compensation committee establishes and monitors executive compensation. The Company's executive committee, which currently consists of Gilbert P. Williamson, Chair, James F. Robeson and Robert M. Wilson, acts on behalf of the Board of Directors between meetings of the Board, and took unanimous written action in lieu of a meeting once during 1999. All Directors attended more than 75% of the aggregate of the total number of meetings of the Board of Directors during the last fiscal year and the total number of meetings held by each committee on which each Director served during the last fiscal year. The Board of Directors does not have a separate nominating committee, though the Compensation Committee informally monitors Board organization and staffing issues, and makes recommendations on such matters to the Board.



                  BUSINESS EXPERIENCE OF DIRECTORS AND NOMINEES

         Melvin H. Baskin was elected Chief Executive Officer of the Company in July 1998 and has been a Director since February 1999. He also served as President from July through October 1998. From July 1997 through July 1998, he was Chief Operating Officer, Farm Stores, Inc., Miami, Florida. From May 1997 through July 1997, he was President, Breuner's Home Furnishings Corp., Lancaster, Pennsylvania, and from June 1996 through July 1997 was President-Eastern Division of Breuner's. From 1993 through May 1996, he was President, Alex & Ivy Country Division, The Bombay Company, Inc., Fort Worth, Texas.

          Jerry L. Kirby was elected a Director of the Company in 1993. Since July 1998, he has been Chairman, Fifth Third Bank, Western Ohio, a subsidiary of Fifth Third Bancorp, a $40 billion bank holding company, and is a director of Fifth Third Bancorp. Prior thereto, he was CEO and a director of CitFed Bancorp, Inc., the parent of Citizens Federal Bank, FSB, of which Mr. Kirby also served as a Director, President and CEO. CitFed Bancorp was a bank holding company with $3 billion in assets, prior to its acquisition by Fifth Third Bancorp in 1998. Mr. Kirby is also a director of Supply One, a distributor and retailer of bath and kitchen fixtures, Dayton, Ohio. He was for six years a director of the Cincinnati Branch of the Federal Reserve Bank of Cleveland.

         Dr. James F. Robeson was elected Vice Chairman of the Board in February 1999. He served as Chief Executive Officer and President of the Company from December 1997 through July 1998. He has served as a Director of the Company since 1993, and chaired the Audit Committee of the Board of Directors from 1993 through December 1997 and since February 1999. Dr. Robeson was Interim Director, Miami University Art Museum, Oxford, Ohio, from July 1996 through December 1997. He was Herbert E. Markley Visiting Scholar in Business, Miami University, from 1995 through May 1997. Since 1993, Dr. Robeson has served as an independent consultant on marketing, logistics, and general business matters, including services rendered through the firm of PricewaterhouseCoopers LLP. From 1988 through 1993, Dr. Robeson was Dean, Richard T. Farmer School of Business Administration, Miami University. He is a director of Gummer Wholesale, a regional distributor of grocery, candy, and tobacco products, Newark, Ohio; Huffy Corporation, a diversified manufacturer and supplier of services to retailers, Dayton, Ohio, and chairs its audit committee; DesignForum, a national retail store planning and design firm, Dayton, Ohio; and MotoPhoto, Inc., a national photo finishing firm of corporate and franchise retail outlets, Dayton, Ohio, and chairs its compensation committee.

          Howard W. Smith was elected a Director of the Company in 1993. He was President, Dayton Market from 1988 through March 1996, when he retired from the Company.

          Gilbert P. Williamson was elected a Director of the Company in 1993. He retired as Chairman and Chief Executive Officer of NCR Corporation in 1993. From 1991 through 1993, he was a member of the Management Executive Committee and board of directors of AT&T, New York, New York. He is a director of Santa Cruz Operation, Inc., a provider of computer software, Santa Cruz, California; Fifth Third Bank, Western Ohio, a subsidiary of Fifth Third Bancorp, a $40 billion bank holding company; Dean Investment Associates, an asset management firm, Dayton, Ohio; and French Oil Machinery Co., a manufacturer of presses, Piqua, Ohio.

         Robert M. Wilson was elected President and Chief Administrative Officer of the Company in October 1998. He has been General Counsel, Secretary, and a director since 1993. He served as Chief Financial Officer of Roberds from 1988 through July 1999, and was Executive Vice President from 1988 through October 1998. He was Treasurer from 1993 through May 1995, and Assistant Treasurer from May 1995 through May 1997.

          Donald C. Wright is co-founder of the Company. He has served as a Director of the Company since 1971, and its Chairman since February 1999. He was Vice Chairman of the Board from 1993 to February 1999. Mr. Wright was Assistant Secretary from 1993 through May 1997. He owns and operates Don Wright Realty, Dayton, Ohio, a firm providing real estate brokerage services to the public.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table
         --------------------------

         The following table summarizes the compensation paid to the Chief Executive Officer and each of the Company's four other most highly compensated executive officers determined as of the end of the last fiscal year (together with the Chief Executive Officer, the "Named Executive Officers") during or with respect to the fiscal years ended December 31, 1999, 1998, and 1997 for services in all capacities to the Company.

------------------------------ ----------- -------------------------------------------- ---------------- ------------------

                                                                                           Long Term
                                                       Annual Compensation               Compensation
                                                                                            Awards
                                           -------------------------------------------- ---------------- ------------------

                                                                            Other
                                                                            Annual                           All Other
                                              Salary         Bonus      Compensation(2)     Options        Compensation
Name and Principal Position     Period         ($)           ($)             ($)         (# of shares)          ($)
---------------------------     ------         ----          ----            ----        -------------          ---

Melvin H. Baskin(1)            FY 1999       400,000          -0-            N/A            50,000              -0-
Chief Executive Officer        FY 1998       192,308        25,000          24,125          50,000              -0-

Robert M. Wilson               FY 1999       270,000          -0-            N/A              -0-               -0-
President, Chief               FY 1998       270,000          -0-            N/A            27,000              -0-
Administrative                 FY 1997       270,000          -0-            N/A              -0-               -0-
Officer, General Counsel and
Secretary

Billy D. Benton(3)             FY 1999       250,000          -0-            4,070          25,000              -0-
Executive Vice President-      FY 1998       250,000          -0-            3,968            -0-               -0-
General Merchandise Manager    FY 1997       158,654          -0-           46,664         106,000              -0-

Charles H. Palko(4)            FY 1999       173,558          -0-            N/A              -0-               -0-
Vice President-Appliances and  FY 1998       150,000          -0-            N/A            20,000              -0-
Electronics                    FY 1997       124,616          -0-           31,552            -0-               -0-

R. Brian Good(5)               FY 1999       175,000          -0-           31,710            -0-               -0-
Senior Vice President-Stores   FY 1998        20,192          -0-            N/A            25,000              -0-


1        Mr. Baskin joined the Company as Chief Executive Officer and President in July
         1998. Mr. Wilson succeeded him as President in October 1998.

2        Other annual compensation for the individuals listed above did not exceed $50,000 or 10% of each of their combined annual salaries and bonuses for any period reported, except for Mr. Baskin, who had $23,625 in relocation costs paid for by the Company and $500 in legal fees for the negotiation of his employment agreement in 1998; Mr. Benton, $4,070 for the personal use of an automobile in
         1999, $3,968 for an automobile in 1998, and $2,835 for an automobile and $43,829 in relocation expenses paid for by the Company in 1997; and Messrs. Palko and
         Good for relocation expenses paid for by the Company in the years indicated.

3        Mr. Benton joined the Company in May 1997.

4        Mr. Palko's position with the Company was terminated effective December 31, 1999.

5        Mr. Good joined the Company in November 1998 and his position was eliminated in February 2000.


         Option Grants in Last Fiscal Year
         ---------------------------------

         The following table sets forth the stock options granted during the year ended December 31, 1999 to the Named Executive Officers. The Options were granted pursuant to the 1993 Stock Incentive Plan, as amended. The Options become exercisable as to 25% of the shares underlying such options on each anniversary of the grant. None of the options include automatic "reload" or tax reimbursement features.


                                                                                           Potential Realizable
                                                                                         Value at Assumed Annual
                                                                                           Rates of Stock Price
                             Individual                                                  Appreciation for Option
                               Grants                                                              Term
-------------------------------------------------------------------------------------    -------------------------

           (a)                  (b)             (c)            (d)           (e)            (f)          (g)
                                            % of Total
                                              Options
                                             Granted to      Exercise
                              Options       Employees in       Price      Expiration
          Name              Granted (#)(1)  Fiscal Year       ($/sh)        Date           5%($)(1)    10%($)(1)
          ----              -----------     -----------       ------        ----           -----       ------

Melvin H. Baskin               50,000           24.9           1.88        7/6/09          59,000      150,000
Robert M. Wilson                None            ---            ---           ---            ---          ---
Billy D. Benton                25,000           12.5           2.16        4/30/09         34,000       86,000
Charles H. Palko                None            ---            ---           ---            ---          ---
R. Brian Good                   None            ---            ---           ---            ---          ---


1 Amounts have been calculated using the exercise price per share and assumed compound annual rates of stock appreciation from the date of grant to the date of expiration of 5% and 10% respectively.


         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
         -------------------------------------------------------------------
Option Value
------------

         The following table sets forth information for each Named Executive Officer with regard to the aggregate stock options exercised during the year ended December 31, 1999, and the stock options held at December 31, 1999.

           (a)                  (b)            (c)                      (d)                                (e)
                                                                                                 Value of Unexercised
                                                               Number of Unexercised             in-the-Money Options
                                                           Options at December 31, 1999         at December  31, 1999(2)
                                                           ----------------------------         ------------------------
                               Shares
                              Acquired          Value
          Name            on Exercise(#)    Realized($)(1)      Exercisable  Unexercisable   Exercisable     Unexercisable
          ----            ---------------   --------------      -----------  -----------     ------------    -------------

Melvin H. Baskin                None            None              12,500         87,500        $ None        $  None
Robert M. Wilson                None            None              41,750         20,250          None           None
Billy D. Benton                 None            None              53,000         78,000          None           None
Charles H. Palko                None            None              12,500         17,500          None           None
R. Brian Good                   None            None               6,250         18,750          None           None





1    Market value of underlying securities at exercise, minus the exercise price.

2    Market  Value of  underlying  securities  at year end (based upon market value of $1.44 at December
     31, 1999) minus the exercise price.

COMPENSATION OF DIRECTORS

         Cash Compensation
         -----------------

         Directors who are members of management receive no additional compensation for their service as Directors. Directors who are not members of management receive a monthly fee of $500, plus a fee of $1,000 for each meeting attended. Mr. Wright is paid $75,000 annually for his service as a Director and as Chairman of the Board. He does not receive a separate meeting fee. Directors are reimbursed for their out-of-pocket travel expenses incurred in connection with Company business.

         Deferred Compensation Plan
         --------------------------

         Prior to January 2000, the Company had a Deferred Compensation Plan for Outside Directors. Under this plan, on or before December 31 of any year, a non-employee director could elect to defer the receipt of payment of all fees payable to the director for services during the calendar year following such election, and for succeeding calendar years, until he elects not to defer compensation in a future calendar year or ceases to be a director. At the time of his election, the non-employee director was required to specify how the deferred fees should be deemed invested. Such fees could be deemed invested in either (i) cash or (ii) Deemed Common Shares. Fees deferred at the election of a non-employee director were credited to a separate deferred account on the date on which they otherwise would have been paid to the director. The amounts credited by the Company to a director's account are subject to the claims of the company's general creditors. Two Directors participated in the plan during its operation.

         If, for a given calendar year, a non-employee director elected a deferred investment in cash, the Company credited interest on the amount credited to the director's deferred account at the prime rate of interest charged by the Company's principal bank lender. Neither participant in the plan utilized the cash sub-account.

         If, for a given calendar year, a non-employee director elected to have his deferred fees invested in Deemed Common Shares, then the total of such deferred fees was deemed invested in Common Shares of the Company on the last day of each calendar quarter. On the date of each such deemed investment, the total cash-denominated amount in a non-employee director's deferred account was divided by the then "fair market value" of a Common Share, which was determined by averaging the high and low trading prices of the Common Shares on such date. The non-employee director's deferred account was then credited with whole and fractional shares resulting from such computation, which shares are Deemed Common Shares. Non-employee directors investing in Deemed Common Shares were entitled to receive credits equivalent to cash dividends, if any, paid on the outstanding Common Shares. Under the plan, at the earliest of a director's death, disability, resignation, removal, failure to be re-elected upon expiration of his term or retirement, the Company was to issue or acquire Common Shares equal to the whole number of Deemed Common Shares in a non-employee director's deferred account and distribute the actual number of whole shares in the director's account in a lump sum to the director as soon as practicable after such date.

         Under the terms of the plan, when the Company filed for protection under Chapter 11 of the United States bankruptcy laws on January 19, 2000, the Deemed Shares in the Directors' accounts were automatically converted into cash at the average of the high and low trading prices of the Common Shares on that date. In light of this event, on January 24, 2000 the Board of Directors terminated the plan and ordered the Company to wind up its affairs. The affairs of the plan have been wound up.

         Outside Director Stock Option Plan
         ----------------------------------

         The Company also has an Outside Director Stock Option Plan for non-employee directors. Under this plan, each non-employee director, upon election and taking of office, received an option for 2,000 shares. The price per share at which each option granted under the plan may be exercised is the fair market value of a Common Share at the time the option is granted. Options granted under the Outside Director Stock Option Plan terminate, and the right of the non-employee director (or his estate, personal representative, or beneficiary) to purchase shares upon exercise of the option, expire 10 years after the date of grant. Subject to certain limitations, options become exercisable on the first anniversary of the date the option was granted. Non-employee directors whose membership on the Board of Directors has terminated for reasons other than permanent and total disability or death must exercise all options previously awarded within three months after such termination and, in the case of permanent and total disability, an option must be exercised within one year after such termination. The plan expired on December 31, 1998, though certain options granted prior to its expiration remain exercisable through 2003.



                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


GENERAL

         The Company's Board of Directors has a Compensation Committee ("Committee") which has the power and authority to: (i) review the recommendations of management and adopt compensation philosophy and guidelines for the Company; (ii) review the role of the CEO, his performance and compensation, and determine the base compensation, annual incentive bonus, and stock-based awards made to the CEO; and (iii) determine the base compensation, annual incentive bonus, and stock-based awards for all executive officers of the Company. Mr. Kirby has served as chair of the Committee since its formation in 1993. The Committee consists of directors who are not employees of the Company.

         The Committee has regularly engaged a compensation consulting firm to study the Company's compensation system for executive officers; to compare the Company's base pay, cash incentives, and stock-based compensation for executive officers to those paid by comparable companies; and to develop recommendations for an overall compensation system for executive officers and other senior managers. Based on the consultant's report, the Committee adopted the Roberds, Inc. Executive Compensation Plan ("Executive Plan") which became effective for calendar 1995, and has been amended several times since its adoption.

         In July 1998, Mr. Baskin was elected Chief Executive Officer and President of the Company, with base pay of $400,000 annually. In order to align Mr. Baskin's interests with those of other Shareholders, the Committee granted Mr. Baskin an Incentive Stock Option on 50,000 Common Shares at the fair market value of the Common Shares on the date of grant, and agreed to grant Incentive Stock Options on an additional 50,000 Common Shares on each of the first, second and third anniversaries of the commencement of his employment. All such grants were, and are, to be made under the 1993 Stock Incentive Plan, as amended. During 1999, the first of those three annual grants was made. In setting Mr. Baskin's base pay and stock option arrangements, the Committee relied in part on a special study by the Company's compensation consultants on the compensation arrangements for new CEO's recruited to companies similar to Roberds, as well as the compensation arrangements for incumbent CEOs of similar companies.

         Based on the current levels of pay of the CEO and other executive officers of the Company, the Committee does not believe that the limitations on deductibility of annual compensation in excess of $1 million as provided by section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), are likely to have an effect on the compensation plans of the Company in the foreseeable future. As a result, the Committee has not adopted a policy with respect to compensation exceeding the deductible limits. The Committee will consider the deductibility of compensation, along with other factors, in future determinations of compensation.


BASE PAY

         Based upon the salary ranges recommended by the compensation consultants in their reports, the base pay of comparable executives employed by comparable companies, and periodic changes in duties and responsibilities, the Committee has made periodic adjustments in the base pay of the Company's executive officers. Based on the compensation consulting firm's reports, the Committee believes that the base pay for Roberds' CEO and other executive officers is competitive within the industry and similar to that offered by comparable companies.

ANNUAL INCENTIVES

         The Committee annually establishes Threshold, Target, and Ceiling amounts of pre-tax income for the Company. Below the Threshold, no cash bonuses are awarded to the executive officers. As pre-tax income grows above the Threshold, the pool of money available for cash bonuses increases at an increasing percentage rate. At the Ceiling amount, the pool reaches a maximum percentage, but continues to grow in dollars as pre-tax income grows beyond the Ceiling amount.

         The CEO's cash bonus is expressed as a percentage of his base pay, depending on the performance of the Company against the Threshold, Target, and Ceiling amounts. Below the Threshold, no bonus is awarded to the CEO.

         The other officers share in a pool of money that increases as the Company's performance increases against the Threshold, Target, and Ceiling amounts. Once the size of the pool is determined, each participant is awarded a bonus based on his "share" of the pool. The shares are determined by reference to each manager's base pay as a percentage of the base pay of the entire group. The group (and the individuals) receives no bonus if the Company's performance is below the Threshold. Beginning at the Threshold, managers receive a small percentage of their base pay as a bonus, and the bonuses grow to a maximum percentage of managers' base pay at the Ceiling amount. In addition, a percentage of the cash bonus pool is available for awards upon the recommendation of the CEO, to managers other than the CEO, to recognize outstanding achievement.

         The Executive Plan permits the CEO to recommend to the Committee that the amounts awarded to executives under the formula system may be adjusted upward and downward by up to 50 percent, in order to reflect the individual performance of each executive. However, the total amount awarded to all executives cannot exceed the total computed under the formula plan. The Committee believes that the Executive Plan provides significant incentives for the Company's CEO, the executive officers, and other senior managers to meet or exceed the Company's annual profit plan. The Executive Plan makes a significant portion of senior management's compensation contingent on the Company's financial performance for the year. The combination of the base pay described above and the bonuses established by the Executive Plan is intended to yield total cash compensation that is comparable to the total cash compensation paid by comparable companies to their CEOs and other executive officers.

         The Company failed to meet the Threshold amount for 1999, and no cash bonuses were paid to the CEO, other executive officers, or senior managers participating in the Executive Plan.


LONG-TERM INCENTIVES

         The Executive Plan establishes a mechanism for awarding Incentive Stock Options ("ISOs") to senior management under the 1933 Stock Incentive Plan, as amended. ISOs are awarded as a percentage of each executive's base pay. No awards are made if the Company's earnings fall below the Threshold amount. Beginning at the Threshold amount, awards are made to each executive as a percentage of his base pay. Such percentage grows as earnings reach the Target, and reaches a maximum percentage at the Ceiling amount. The minimum percentage for the CEO is zero percent of his base pay, growing to a maximum percentage of his base pay. The minimum percentage for all other participants (including the other executive officers) is zero percent of their base pay, growing to a maximum percentage of their base pay. The Committee reviews these percentages annually. All executive officers are eligible for ISO awards, as are a number of other managers. Once the dollar amount of the awards is determined under the formula, the dollar amount is converted to a number of shares, based on the then-current value of the Company's shares at the time of the award. Options on that number of shares are granted at 100 percent of the then market value. If an individual award made under the Executive Plan exceeds the dollar limits imposed on ISOs by the Code, the maximum permissible amount is granted in the form of an ISO, and the amount in excess of the ISO limit is granted in "non-qualified stock options," as defined under the Code. In addition, options may be awarded based upon the recommendation of the CEO to the Committee in order to reward efforts or results beyond those recognized by the formula system.

         The Committee believes that the stock-based awards to be made under the Executive Plan will further align the interests of the Company's CEO, executive officers, and senior and middle managers with those of the shareholders, and will motivate management to increase the value of the Company's shares over the long term.

         Because the Company failed reach the Threshold amount in 1999, no stock options were awarded under the Plan. During 1999, the Committee awarded options on 25,000 shares to Mr. Benton in recognition of additional duties he assumed during the year and to be consistent with options granted to other senior executives in 1998, and made the award to Mr. Baskin that was required under his employment agreement.


                                                       Jerry L. Kirby, Chair
                                                       Gilbert P. Williamson



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


PROPERTIES

         The Company was co-founded by Mr. Kenneth W. Fletcher, who died in January 1999. His various interests in certain of the Company's real properties and his Common Shares were transferred to his Estate, a trust for the benefit of his widow, Ms. Deborah A. Fletcher, and to Ms. Fletcher directly.

         The Company leases two of its Atlanta-area properties from Howard Investments, an Ohio general partnership consisting of the Estate of Mr. Fletcher and Messrs. Smith and Wright. Each lease provides for two extensions of 10 years each at the election of the Company, and the annual rental during the extensions will be the "prevailing market rate" determined at the time of such extensions. The current terms under these leases are as shown in the following table:


                                               COMMENCEMENT           EXPIRATION
LOCATION                                           DATE                  DATE               ANNUAL RENT
--------                                       ------------           ----------            -----------

Marietta, Georgia                                  5/10/84             5/31/2004             $600,000
Forest Park, Georgia                              11/01/87             9/30/2007             $600,000


         The Company leases its facilities at 1000 and 1100 East Central Avenue, Dayton, Ohio from DAF West Carrollton Plaza Ltd., an Ohio limited liability company controlled by Deborah A. Fletcher.

          In December 1998, the Company took over approximately 3,500 square feet of improved office space adjacent to its West Carrollton store in order to accommodate its addition of senior staff members under its new centralized corporate structure. The space was obtained by the Company's assumption of an existing lease on the space between Don Wright Realty, a sole proprietorship controlled by Mr. Wright, as lessee, and DAF West Carrollton Plaza, Ltd., as lessor. Mr. Wright assigned his existing lease on the space to Roberds, Inc., without compensation to Mr. Wright. Roberds took over the space and assumed the lease in December 1998. The transaction was reviewed and approved by a special committee of the Board of Directors, consisting of members who were disinterested in the transaction. The rent was reviewed by an independent broker and property manager, which concluded that it was within the range of rents charged for comparable properties. In December 1999, the original lease term expired. By informal agreement, the Company extended the lease through February 2000, at the same rent, and then abandoned the space and returned it to the landlord, as part of the Company's restructuring.

          The Company's facilities in Piqua, Ohio and Richmond, Indiana are leased from Mr. Wright. The term and annual rent under the leases associated with these five Dayton-area properties, exclusive of operating expenses, are shown in the following table:

                                               COMMENCEMENT           EXPIRATION
LOCATION                                           DATE                  DATE               ANNUAL RENT
--------                                       ------------           ----------            -----------
1000 East Central Avenue                            4/1/90             3/31/2015             $120,000
  Dayton, Ohio
  (Administrative building)
1100 East Central Avenue                            4/1/90             3/31/2015              600,000
  Dayton, Ohio
  (Store)
1100 East Central Avenue
  Dayton, Ohio
  (Office space)                                     12/98            12/31/1999               28,000
Richmond, Indiana                                   4/1/88             3/31/2013              240,000
Piqua, Ohio                                         6/1/88             5/31/2013              240,000


         The Company leases its Springfield, Ohio facility from Springfield Properties, Inc., an Ohio corporation owned by the Estate of Mr. Fletcher and Mr. Wright. The term and annual rent under the lease associated with this property, exclusive of operating expenses, are shown in the following table:


                                               COMMENCEMENT           EXPIRATION
LOCATION                                           DATE                  DATE               ANNUAL RENT
--------                                       ------------           ----------            -----------
Springfield, Ohio                                   3/1/92             2/28/2017              $240,000


         In January, February, and March 2000, the Company defaulted on its lease payments to all of its landlords, including those shown in the tables above. The Company has not yet determined which of its real property leases it expects to affirm or reject under the bankruptcy laws, although all of the properties listed in the tables above are located in markets in which the Company plans to continue to operate. During 2000, the Company expects to enter into agreements to cure the defaults under the leases for the stores it expects to retain, and expects to enter into such agreements to cure with the parties shown above.


OTHER TRANSACTIONS AND RELATIONSHIPS

         Messrs. Fletcher and Wright personally guaranteed the mortgage loans made in connection with the acquisition of two of the Company's stores prior to the Company's initial public offering in 1993 (the "IPO"). At December 31, 1999, the principal amount of the guaranties remaining on these mortgage loans was approximately $3.2 million. The loan is in default as the result of the Company's bankruptcy and its inability to make timely payments under the loan.

         In connection with the IPO, the Company and the initial shareholders of the Company entered into a Tax Indemnification Agreement ("Indemnification Agreement") that requires the Company to reimburse the initial shareholders for certain additional taxes that they may have to pay for any adjustments in taxable income through the date of the IPO. In addition, the Indemnification Agreement requires the initial shareholders to reimburse the Company for certain decreases in taxes that are refunded to them for adjustments in prior years' taxable income. The Company also agreed to conduct, at its expense, the defense of, or the negotiations in settlement with respect to, any challenge to the Company's S Corporation status in prior years. All matters through 1994 have been settled with the Internal Revenue Service. However, the Company owes the shareholders approximately $30,000 under the Indemnification Agreement, the payment of which is subject to resolution in the bankruptcy proceedings.

                             PERFORMANCE COMPARISON

         The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested $100 on December 31, 1994 in each of (i) the Company's Common Shares, (ii) the Nasdaq Stock Market (U.S.) Index and (iii) the Nasdaq Retail Trade Stocks Index. On January 19, 2000, the Company filed for protection under Chapter 11 of the United States bankruptcy laws. Nasdaq suspended trading in the Company's stock on January 18, 2000.


                                PERFORMANCE GRAPH
                                -----------------

                                  ROBERDS, INC.
                                  -------------


















                           12/31/94        12/31/95       12/31/96        12/31/97       12/31/98        12/31/99
                           --------        --------       --------        --------       --------        --------

Roberds                      $100           $124            $114           $ 41            $ 28           $ 20

Nasdaq Stock Market           100            141             174            213             300            542

Nasdaq Retail                 100            110             131            154             188            181

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Shares by all nominees for election as Directors, by all Directors, by all Named Executive Officers, by all Directors and Officers as a group, and by each person known to the Company to be a beneficial owner of five percent or more of the outstanding Common Shares at January 31, 2000. Unless indicated otherwise in the table, the business address for each person is c/o Roberds, Inc., P.O. Box 8729, Dayton, Ohio 45401-8729.

-------------------------------------------------------------------------------------------------------------------
                                                                           SHARES BENEFICIALLY OWNED(1)
                                                                ---------------------------------------------------
BENEFICIAL OWNER                                                NUMBER                                 PERCENT
-------------------------------------------------------------------------------------------------------------------

Donald C. Wright(2)                                            1,495,670                                 23.3
433 Windsor Park Drive
Dayton, Ohio 45459

Howard W. Smith                                                  176,627                                  2.8
P.O. Box 390
Gray Hawk, Kentucky 40434

Billy D. Benton(3)                                                76,355                                  1.2

Robert M. Wilson(4)                                               47,480                                  *

R. Brian Good(5)                                                  23,450                                  *

James F. Robeson(6)                                               20,500                                  *
5120 Bonham Road
Oxford, Ohio 45056

Melvin H. Baskin(7)                                               18,910                                  *

Jerry L. Kirby(8)                                                  3,500                                  *
Fifth Third Center
Dayton, Ohio 45402

Gilbert P. Williamson(9)                                           2,000                                  *
2320 Kettering Tower
Dayton, Ohio 45423


All Directors and executive officers                           1,932,805                                 30.1
  as a group (20 persons)(10)

Deborah A. Fletcher(11)                                        1,359,463                                 21.2
1110 East Central Avenue
Dayton, Ohio 45449

[FN]

______________________________
* Less than one percent.

  1 The persons named in the above table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

  2 Includes 650 shares held by Mr. Wright's spouse, for which Mr. Wright disclaims any beneficial ownership.

  3 Includes 53,000 shares underlying options that are currently exercisable.

  4 Includes 41,750 shares underlying options that are currently exercisable, and 2,500 shares held by Mr. Wilson as custodian for his minor son, over which Mr. Wilson has voting power and dispositive power, but as to which he disclaims beneficial ownership in all other respects.

  5 Includes 6,250 shares underlying options that are currently exercisable.

6 Includes 3,500 shares held by Dr. Robeson's spouse for which Dr. Robeson disclaims any beneficial ownership and 17,000 shares underlying options that are currently exercisable.

7   Includes 12,500 shares underlying options that are currently exercisable.

8 Includes 500 shares held by Mr. Kirby's spouse, for which Mr. Kirby disclaims any beneficial ownership, and 2,000 shares underlying options that are currently exercisable.

9   All 2,000 shares underlie options that are currently exercisable.

10 Includes 1,757,180 shares held directly and by attribution and 175,625 shares underlying options that are currently exercisable.

11  Based on Schedule 13D filed by Ms. Fletcher in January 2000.



             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Based on the Company's review of Forms 3, 4 and 5 and certain written representations from Directors and executive officers that have been submitted to the Company with respect to the 1999 fiscal year, pursuant to Section 16(a) of the Exchange Act, it appears that no such person failed to file, on a timely basis, any reports required by that section, except Mr. Melvin H. Baskin, who filed Form 4 six months late with respect to the acquisition of 6,410 common shares through the Employee Stock Purchase Plan, and Mr. M. Scott Taylor, who filed Form 4 nine months late with respect to the acquisition of 100 common shares in the open market.



                              INDEPENDENT AUDITORS

         The firm of Deloitte & Touche LLP has served as the independent auditors for the Company since 1987 including for the fiscal year ended December 31, 1999. The Company expects Deloitte & Touche LLP to so serve for the year ending December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting of shareholders. This representative will be afforded an opportunity to make a statement at the meeting, if he so desires, and will be available to respond to appropriate questions.



                              SHAREHOLDER PROPOSALS

         The deadline for shareholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2001 annual meeting of shareholders is November 24, 2000. The Regulations of the Company impose additional requirements affecting the submission of proposals by shareholders.

                                  OTHER MATTERS

         The management of the Company does not know of any matters that may properly be presented at the meeting other than as specifically set forth in the Notice of Annual Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of Proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.


                                                  ROBERDS, INC., by

                                                  /s/ Robert M. Wilson

                                                  ROBERT M. WILSON, Secretary

--------------------------------------------------------------------------------
                                 ROBERDS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 1, 2000

          The undersigned hereby constitutes and appoints Melvin H. Baskin and Robert M. Wilson, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the annual meeting of shareholders of ROBERDS, INC. to be held at the Company's offices, 1000 East Central Avenue, West Carrollton, Ohio 45449-1888 on May 1, 2000 at 11:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, on all matters coming before said meeting.

     1. The election as directors of all nominees listed below, except as indicated to the contrary.

             Jerry L. Kirby, Howard W. Smith, Gilbert P. Williamson
                              and Donald C. Wright

          [ ] FOR ALL NOMINEES LISTED ABOVE          [ ] VOTE WITHHELD

              For all of the nominees above, except vote withheld
                         from the following nominee(s):


       --------------------------------------------------------------------

       --------------------------------------------------------------------

     2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (CONTINUED ON REVERSE SIDE)



                         (CONTINUED FROM REVERSE SIDE)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE.

Please sign exactly as name appears below.

                                          When shares are held as joint tenants,
                                          both should sign. When signing as
                                          attorney, executor, administrator,
                                          trustee or guardian, please give full
                                          title as such. If a corporation,
                                          please sign in full corporate name by
                                          President or other authorized officer.
                                          If a partnership, please sign in
                                          partnership name by authorized person.


                                          Dated                           , 2000
                                               ---------------------------


                                          --------------------------------------
                                               Print Name of Shareholder


                                          --------------------------------------
                                                       Signature


                                          --------------------------------------
                                          Print Shareholder Name if held jointly


                                          --------------------------------------
                                                Signature if held jointly

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------